Exhibit 99.2

NOTICE OF REDEMPTION

DaVita Inc.

6-5/8% Senior Notes due 2013

CUSIP No.: 23918KAE8

Ladies and Gentlemen:

Reference is made to that certain Indenture dated as of March 22, 2005 (as amended or supplemented from time to time, the “Indenture”) by and among DaVita Inc. (the “Company”), the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee” or “Paying Agent”) relating to the Company’s 6-5/8% Senior Notes due 2013 (the “Notes”). Capitalized terms used and not defined herein have the meanings given to such terms in the Indenture.

Pursuant to Section 3.03 of the Indenture, the Company hereby provides notice of its election to redeem $200,000,000 of the outstanding $900,000,000 Notes effective as of June 7, 2010 (the “Redemption Date”). The Notes will be redeemed on a pro rata basis. After the Redemption has been effected there will be $700,000,000 principal amount of Notes outstanding.

As of the Redemption Date, the redemption payout amount (the “Redemption Payment Amount”) for the Notes equals $206,330,055.56, consisting of the sum of (i) $200,000,000 principal on the Notes being redeemed, (ii) accrued interest in the amount of $3,018,055.56, and (iii) the redemption premium in the amount of $3,312,000 (the principal balance of Notes being redeemed multiplied by 1.656%). Unless the Company defaults in making the redemption payment, interest on Notes called for redemption will cease to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Payment Amount upon surrender to the Paying Agent of the Notes redeemed.

The Note called for redemption must be surrendered to the Paying Agent to collect the Redemption Payment Amount. Each Note may be surrendered to the Trustee on or prior to the Redemption Date at The Bank of New York Mellon Trust Company, N.A., 111 Sanders Creek Parkway, East Syracuse, NY 13057, Attn: Bond Redemption Unit.

For holders of Notes who have not provided their taxpayer identification number on Form W-9, payments made upon redemption of the Notes to holders of Notes may be subject to a withholding equal to 28% of the payments to be made, as required by the provisions of the United States Internal Revenue Code. U.S. holders who wish to avoid such withholding should submit a completed and signed Form W-9 when surrendering their Notes for payment.

Questions may be directed to the Trustee’s Bondholder Relations Unit at 1-800-254-2826.

By: THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

Dated: May 7, 2010